Exhibit 10.7.2

Employment Arrangements with Mark D. Slusser

America’s Car-Mart, Inc. (the “Company”) does not have a written employment agreement with Mark D. Slusser.  Mr. Slusser receives an annual salary of $255,000 per year and a quarterly bonus equal to 0.5% of the Company’s net income during such period.  In addition, Mr. Slusser is entitled to the following fringe benefits:  use of a company car, cell phone service, long-term disability insurance, health insurance for him and his family and payment of health or country club dues, which dues were approximately $500 in fiscal 2005.  The Company did not make any payments for long-term disability insurance for Mr. Slusser during fiscal 2005.  Mr. Slusser’s salary, bonus and fringe benefits are subject to adjustment at the discretion of the Company’s board of directors and price increases.